July 18, 2008

VIA EMAIL & FIRST CLASS MAIL Mr. Murray Fleming Mr. Brian Lavery Nacel Energy Corporation 1128 12th Street, Suite B Cody, Wyoming 82414

Re:	Resignation

Dear Mr. Fleming and Mr. Lavery:

     I am hereby resigning my position as President and Chief Executive Officer of Nacel Energy Corporation (“Nacel”), effective today. I will be available over the next two weeks to assist Nacel in an orderly transition.

     Regrettably, despite my efforts over the last few weeks, we have been unable to reach mutual agreement as to the steps which need to be taken by Nacel to address the matters raised by the pending SEC investigation, including, but not limited to, the development of a corrective action plan and the public disclosure of material information. The investigation appears to revolve primarily around circumstances and events which took place prior to my retention as a consultant to Nacel and my appointment as President and CEO. It does not appear that we can come to any agreement as to the future of this company or the fulfillment by Nacel of its obligations as a public company to its shareholders. At minimum, these circumstances are hampering the ability of Nacel to move forward with its business development plan.

     After much thought, I have concluded that I cannot continue to be associated with Nacel and am thus tendering my resignation. In addition, pursuant to Nacel’s by-laws and Wyoming law, I am entitled to indemnification by Nacel of my current and future legal fees and expenses that are being incurred in connection with the SEC’s investigation and any other proceedings or litigation that may relate to or arise from my association with Nacel. I request that I be provided with an advance of funds to pay for such fees and expenses.

     Last, I request the return to me by Nacel of the four wind energy projects which I organized and delivered to Nacel, through Mr. Fleming, in connection with my retention by Nacel. In exchange, I will return the shares of Nacel restricted common stock that I received for these projects. Please be in touch so that we can coordinate this exchange, as well as the payment by Nacel of my current and future legal fees and expenses relating to Nacel.

Sincerely,

Dan Leach

cc:	Martin Berliner, Esq. David Zisser, Esq.
Stavroula E. Lambrakopoulos, Esq. Robert H. Rosenblum, Esq.
Michael Williams, Esq.